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                                                                   EXHIBIT 99.7

            [LETTERHEAD OF ACADIANA BANCSHARES, INC. APPEARS HERE]

                               January 10, 2003

To: Persons Granted Restricted Stock Under the Company's Recognition and
    Retention Plan

   As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Special Meeting of Shareholders of Acadiana Bancshares, Inc. (the "Company"). We hope you will take advantage of the opportunity to direct the manner in which shares of restricted common stock of the Company granted to you pursuant to the Recognition and Retention Plan and Trust ("Recognition Plan") will be voted.

   Enclosed with this letter is the Proxy Statement/Prospectus, which describes the matters to be voted upon, and a voting instruction ballot, which will permit you to vote the restricted shares granted to you. After you have reviewed the Proxy Statement/Prospectus, we urge you to vote your restricted shares held pursuant to the Recognition Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the administrators of the Recognition Plan. The Plan Administrators will certify the totals to the Trustee of the Recognition Plan for the purpose of having those shares voted by the Trustee.

   We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the shares held in the Recognition Plan are not received, the shares will be voted by the Trustee. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

   Please note that the enclosed material relates only to those shares which have been granted to you under the Recognition Plan. You should receive other voting material for those shares owned by you individually and not under the Recognition Plan.

                                          Sincerely,

                                          --------------------------------------
                                          Jerry Reaux
                                          Chairman of the Board,
                                          President and Chief Executive Officer